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                                                                    Exhibit 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE


Jane F. Casey
Vice President
(203) 661-1926 ext. 619


              BLYTH INDUSTRIES ACQUIRES HOME FRAGRANCE COMPANY


GREENWICH, CT, May 21, 1997: Blyth Industries, Inc. (NYSE:BTH) announced today that it completed the acquisition of Endar Corp., a privately held home fragrance company headquartered in Temecula, CA. The acquisition, which Blyth had previously announced on March 26th, will be accounted for as a pooling of interests. Under the terms of the agreement, Blyth issued 1,267,205 shares of its common stock to holders of Endar's stock and warrants.

Robert B. Goergen, Chairman & CEO of Blyth, said, "We expect this acquisition to be positively accretive to our earnings in this fiscal year."

Endar manufactures and markets a full line of environmental home fragrance products and accessories, primarily to mass market retailers, under the Florasense -Registered Trademark- brand name, including dry and liquid potpourri, potpourri oil, incense, paper sachets, simmering beads and simmer vases, as well as scented floating and poured candles.

Blyth Industries, Inc., headquartered in Greenwich, Connecticut, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor citronella candles, potpourri and auto fragrance products and markets a broad range of related candle accessories and decorative gift bags. Its products are sold under various brand names, including Colonial Candle of Cape Cod -Registered Trademark-, PartyLite Gifts -Registered Trademark-, Carolina Designs -TM-, Ambria -TM-, Jeanmarie -Registered Trademark- and FilterMate -TM-.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

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